Exhibit 99.2

Aerogen, Inc. Announces First Closing of $32.7 Million Equity Financing

MOUNTAIN VIEW, Calif., March 24 /PRNewswire-FirstCall/ — Aerogen, Inc. (Nasdaq: AEGN) today announced that it has completed the first closing of its planned $32.7 million financing, resulting in the sale and issuance of 499,981 shares of Series A-1 Convertible Preferred Stock and warrants to purchase 4,999,810 shares of the Company’s common stock, in exchange for gross proceeds of $14,999,430. If the second closing of the financing is approved at Aerogen’s annual meeting of stockholders scheduled for early May, Aerogen will issue an additional 589,881 shares of Series A-1 Convertible Preferred Stock and warrants to purchase 5,898,810 shares of common stock for anticipated gross proceeds of approximately $17.7 million.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003, filed November 14, 2003. Aerogen does not undertake any obligation to update forward-looking statements.